Page 1 of 3 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                                T/R SYSTEMS, INC.

                                (Name of Issuer)

                                  COMMON STOCK

                         (Title of Class of Securities)

                                   87263U 10 2
       -------------------------------------------------------------------
                                 (CUSIP Number)

                                  JULY 31, 2000
                  --------------------------------------------
             (Date of Event Which Required Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which the
         Schedule is filed:

                  [ ]  Rule 13d-1(b)
                  [X]  Rule 13d-1(c)
                  [ ]  Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                      -2-

                              CUSIP No. 87263U 10 2            Page 2 of 3 pages
         ---------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Aperture Associates, L.P.
                  94-3128732
         ----------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
                  Instructions)
                                                            (a)     / /
                  Not Applicable                            (b)     / /
         ---------------------------------------------------------------
         (3)      SEC USE ONLY

         ---------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
         ---------------------------------------------------------------
                                               (5)            SOLE VOTING POWER
                                                                        0
                                               ---------------------------------
         NUMBER OF SHARES                      (6)           SHARED VOTING POWER
         BENEFICIALLY OWNED BY                                          0
         EACH REPORTING PERSON                 ---------------------------------
         WITH                                  (7)        SOLE DISPOSITIVE POWER
                                                                        0
                                               ---------------------------------
                                               (8)      SHARED DISPOSITIVE POWER
                                                                        0
         ---------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0

         ---------------------------------------------------------------
         (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES (See Instructions)                             / /

                  Not Applicable

         ---------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0%


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                                      -3-

         ---------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON (See Instructions)

                  PN

         ---------------------------------------------------------------



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                                      -4-

Item 1.

         (a)      NAME OF ISSUER.  T/R Systems, Inc.
                  --------------

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  -----------------------------------------------

                  1300 Oakbrook Drive
                  Norcross, Georgia  30093

Item 2.

         (a)      NAME OF PERSON FILING.
                  ---------------------

                  Aperture Associates, L.P.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                  -----------------------------------------------------------

                  505 Montgomery Street
                  San Francisco, California  94111

         (c)      CITIZENSHIP.
                  -----------

                  Delaware

         (d)      TITLE OF CLASS OF SECURITY.
                  --------------------------

                  Common Stock, $0.01 per value per share

         (e)      CUSIP NUMBER.
                  ------------

                  87263U102

Item 3.

                  Not applicable.

Item 4.  OWNERSHIP.
         ---------

                  (a)      Amount Beneficially Owned:                          0

                  (b)      Percent of Class:                                  0%

                  (c)      Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote:
                                                                            None

                           (ii)  shared power to vote or to direct the vote:
                                                                            None


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                                      -5-

                           (iii) sole power to dispose or to direct the
                                 disposition of:
                                                                            None

                           (iv) shared power to dispose or to direct the disposition of:
                                                                            None


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                  Aperture no longer owns more than five percent (5%) of the outstanding common stock.


Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ---------------------------------------------------------------

                  Not applicable.


Item 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         -----------------------------------------------------------------------
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
---------------------------------------------------------

                  Not applicable.


Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------

                  Not applicable.


Item 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

                  Not applicable.


Item 10.  CERTIFICATION.
          -------------

                  Not applicable.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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                                       -6-

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 25, 2001             APERTURE ASSOCIATES, L.P.

                                     By:        Horsley Bridge Partners, Inc.
                                     Its:       General Partner


                                     By:/s/Phillip Horsley
                                        ------------------------------
                                          Phillip Horsley
                                     Its: President